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EXHIBIT 12(a).  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                           IRWIN FINANCIAL CORPORATION


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                                                 Year Ended December 31,
(In Thousands)                         2000       1999       1998       1997       1996
INCLUDING INTEREST ON DEPOSITS

Earnings:
     Earnings before income taxes    $ 59,342   $ 52,637   $ 50,857   $ 42,178   $ 37,287
     Fixed charges from below
                                       93,534     59,491     63,986     49,055     41,625
     Earnings                        $152,876   $112,128   $114,843   $ 91,233   $ 78,912

Fixed charges:
     Interest expense                $ 93,534   $ 59,491   $ 63,986   $ 49,055   $ 41,625

Ratio of earnings to fixed charges
                                         1.63       1.88       1.79       1.86       1.90

EXCLUDING INTEREST ON DEPOSITS

Earnings:
     Earnings before income taxes    $ 59,342   $ 52,637   $ 50,857   $ 42,178   $ 37,287
     Fixed charges from below
                                       40,719     34,271     40,617     29,092     23,893
     Earnings                        $100,061   $ 86,908   $ 91,474   $ 71,270   $ 61,180

Fixed charges:
     Interest expense, excluding
          interest on deposits       $ 40,719   $ 34,271   $ 40,617   $ 29,092   $ 23,893


Ratio of earnings to fixed charges
                                         2.46       2.54       2.25       2.45       2.56
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